SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT


     THIS SECOND AMENDMENT TO LOAN AND SECURITY AGREEMENT
(together with all appendices, exhibits, schedules and attachments hereto, collectively this "Amendment") is made and entered into as of July 10, 1997, by and between C&L
COMMUNICATIONS, INC., a Texas corporation ("Borrower") and SANWA
BUSINESS CREDIT CORPORATION, a Delaware corporation ("Lender").


                             RECITALS

     WHEREAS, Borrower and Lender entered into that certain Loan and Security Agreement dated as of January 2, 1996, as amended by that certain First Amendment to Loan and Security Agreement and Waiver Agreement dated as of June 27, 1996 (collectively, the "Loan Agreement") together with documents ancillary thereto;

     WHEREAS, there currently exists several Events of Default pursuant to the Loan Agreement due to Borrower's failure to comply with certain covenants, as more fully described herein;

     WHEREAS, Borrower has requested and Lender has agreed to waive certain Events of Default, as more fully described herein;

     WHEREAS, Borrower has requested and Lender has agreed to reset a financial covenant, as more fully described herein;

     WHEREAS, Borrower and Lender wish to amend the Loan
Agreement to incorporate the aforesaid;

     NOW THEREFORE, for and in consideration of the premises, the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereby agree as follows:


                             ARTICLE
                               1.
                    RECITALS AND DEFINITIONS

     1.1. Borrower represents and warrants that the foregoing recitals are true and correct and constitute an integral part of this Amendment and Borrower and Lender hereby agree that all of the recitals of this Amendment are hereby incorporated herein and made a part hereof.

     1.2. Unless otherwise defined herein or the context otherwise requires, all capitalized terms used herein shall have the same meanings as ascribed to them in the Loan Agreement.

                             ARTICLE
                               2.

                 AMENDMENT OF THE LOAN AGREEMENT

     2.1. Section 10.1(A) of the Loan Agreement hereby is deleted in its entirety and the following substituted therefor:

                   At all times during the Term, maintain: (i) a ratio of total liabilities to Tangible Net Worth of not more than 6.0:1.0; (ii) Tangible Net Worth at least equal to
         $2,000,000, to be adjusted for any dividends paid to or for the benefit of the holder or holders of Borrower's Stock, as permitted by Section 10.2(C); but in no event less than $1,500,000; (iii) a ratio of Current Assets to Current Liabilities of not less than 1.0:1.0; and (iv) EBIT of not less than the cumulative amount indicated below commencing with the EBIT for the quarter ending June 30, 1997 through the period indicated; all as determined for each of the foregoing financial covenants in accordance with generally accepted accounting principles consistently applied:

         CUMULATIVE EBIT REQUIRED        THROUGH QUARTER ENDING

            $  172,000                   June 30, 1997
            $  478,000                 September 30, 1997
            $  804,000                 December 31, 1997
            $1,153,000                   March 31, 1998

         After March 31, 1998 the cumulative required EBIT shall be as determined by Lender, in its discretion, based upon annual projections provided to Lender from time to time pursuant to Section 10.1(E)(iii);"

                             ARTICLE
                               3.
                             WAIVER

     3.1. Lender hereby waives the following existing Events of Default under the Loan Agreement:

           a. Borrower's failure to comply with the EBIT covenant set forth in Section 10.1(A) of the Loan Agreement for the fiscal year ending on March 31, 1997;

           b. Borrower's failure to comply with the management fee covenant set forth in Section 10.2(D) of the Loan Agreement for the fiscal year ending on March 31, 1997;

           c. Borrower's failure to comply with the balance sheet, profit and loss statement and cash flow projection deliveries set forth in Section 10.1(E)(iii) for the fiscal year ending on March 31, 1997; and


           d. Borrower's failure to comply with deliveries of financial statements for April and May 1997 set forth in Section
10.1(E)(ii).

           Except as specified in this Article 3, Lender is not waiving any rights under the Loan Agreement or under any Ancillary Agreements. Borrower acknowledges that except to the extent expressly modified in this Agreement, Lender's waiver herein shall not be construed as a bar to or waiver of any such right or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise. The waivers set forth in this Article 3 shall not establish a course of dealing and shall not, under any circumstances, constitute a waiver by Lender of any subsequent failure on the part of Borrower to comply with the provisions of the Loan Agreement. The waivers contained herein are specifically limited to the facts, time periods and circumstances described herein.

                             ARTICLE
                               4.
                 REPRESENTATIONS AND WARRANTIES

     4.1. Borrower hereby makes the following representations and warranties to Lender, which representations and warranties shall constitute the continuing covenants of Borrower and shall remain true and correct until all of Borrower's Liabilities are paid and performed in full:

           a. The representations and warranties of Borrower contained in the Loan Agreement are true and correct on and as of the date hereof as though made on and as of such date;

           b. Except as described hereinbefore, no Event of Default or event which, but for the lapse of time or the giving of notice, or both, would constitute an Event of Default under the Loan Agreement has occurred and is continuing or would result from the execution and delivery of this Amendment;

           c. Except as described hereinbefore, Borrower is in full compliance with all of the terms, conditions and all provisions of the Loan Agreement and the other agreements;

           d. This Amendment and all other agreements required hereunder to be executed by Borrower and delivered to Lender, have been duly authorized, executed and delivered on Borrower's behalf pursuant to all requisite corporate authority and this Amendment and each of the other agreements required hereunder to be executed and delivered by Borrower to Lender constitute the legal, valid and binding obligations of Borrower enforceable in accordance with their terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights; and

           e. Borrower hereby acknowledges and agrees that Borrower has no defense, offset or counterclaim to the payment of said principal, interest, fees or other liabilities and hereby waives and relinquishes any such defense, offset or counterclaim and Borrower hereby releases Lender and its respective officers, directors, agents, affiliates, successors and assigns from any claim, demand or cause of action, known or unknown, contingent or liquidated, which may exist or hereafter be known to exist relating to any matter prior to the date hereof.

                             ARTICLE
                               5.
                          RATIFICATION

     Except as expressly amended hereby, the Loan Agreement and all other agreements executed in connection therewith shall remain in full force and effect. The Loan Agreement, as amended hereby, and all rights and powers created thereby and thereunder or under such other agreements, are in all respects ratified and confirmed. From and after the date hereof, the Loan Agreement shall be deemed amended and modified as herein provided but, except as so amended and modified, the Loan Agreement shall continue in full force and effect and the Loan Agreement and this Amendment shall be read, taken and construed as one and the same instrument. On and after the date hereof, the term "Agreement" as used in the Loan Agreement and all other references to the Loan Agreement therein, in any other instrument, document or writing executed by Borrower or any guarantor or furnished to Lender by Borrower or any guarantor in connection therewith or herewith shall mean the Loan Agreement as amended by this Amendment.

                             ARTICLE
                               6.
                          MISCELLANEOUS

     6.1. Borrower agrees to pay to Lender, contemporaneously herewith, all out-of-pocket costs and expenses of Lender, including without limitation, reasonable attorneys' fees, costs, expenses incurred by Lender in connection with the negotiation, preparation, execution and delivery of this Amendment and all other matters pertaining hereto.

     6.2. Borrower agrees to pay Lender, contemporaneously herewith, an amendment fee in the amount of $5,000 in consideration of Lender's agreements contained herein.

     6.3. This Amendment may be signed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     6.4. Except as otherwise specified herein, this Amendment embodies the entire agreement and understanding between Lender and Borrower with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings relating to such subject matter.

     6.5. The headings in this Amendment have been inserted for convenience only and shall be given no substantive meaning or significance in construing the terms of this Amendment.

     6.6. This Amendment shall inure to the benefit of Lender and its successors and assigns and shall be binding upon and inure to the successors and assigns of Borrower, except that Borrower may not assign any of its rights in and to this Amendment.

     6.7. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one in the same document.

     6.8. THIS AMENDMENT AND (UNLESS OTHERWISE EXPRESSLY STATED THEREIN) EACH OTHER LOAN DOCUMENT AND/OR ANCILLARY AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. WHEREVER POSSIBLE, EACH PROVISION OF THIS AMENDMENT AND EACH OTHER LOAN AGREEMENT AND/OR ANCILLARY AGREEMENT SHALL BE INTERPRETED IN SUCH MANNER AS TO BE EFFECTIVE AND VALID UNDER APPLICABLE LAW, BUT IF ANY PROVISION OF THIS AMENDMENT OR ANY OTHER LOAN DOCUMENT OR ANCILLARY AGREEMENT SHALL BE PROHIBITED BY OR INVALID UNDER SUCH LAW, SUCH PROVISIONS SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH PROHIBITION OR INVALIDITY, WITHOUT INVALIDATING THE REMAINDER OF SUCH PROVISION OR THE REMAINING PROVISIONS OF THIS AMENDMENT OR SUCH OTHER LOAN DOCUMENT AND/OR
ANCILLARY AGREEMENT.   ALL OBLIGATIONS OF THE BORROWER, AND
RIGHTS OF THE LENDER AND OF ANY OTHER HOLDER OF ANY NOTE, EXPRESSED HEREIN OR IN THE LOAN DOCUMENTS SHALL BE IN ADDITION TO AND NOT IN LIMITATION OF THE THOSE PROVIDED BY APPLICABLE LAW.

     IN WITNESS WHEREOF, Borrower and Lender have caused this
Amendment to Loan and Security Agreement to be executed and delivered in Chicago, Illinois as of the day and year written above.

                              C&L COMMUNICATIONS, INC.

                              By:  /s/ R. Scott Miswald
                                       Assistant Secretary


                              SANWA BUSINESS CREDIT CORPORATION

                              By:  /s/ Andrew J. Heinz
                                       Vice President